Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152652

PROSPECTUS SUPPLEMENT	Dated April 11, 2013

LIBERATOR MEDICAL HOLDINGS, INC.

4,862,252 Shares

Common Stock

This Prospectus relates to 4,862,252 shares of common stock of Liberator Medical Holdings, Inc. (the “Company”), for the sale from time to time by a holder of our securities, or by its pledgees, assignees and other successors-in-interest. Of these shares, (i) 487,252 shares are issuable upon conversion of an outstanding convertible note held by the selling securityholder and (ii) 4,375,000 shares are issuable upon exercise of an outstanding warrant held by the selling securityholder. We will not receive any proceeds from the sales of the shares of common stock by the selling securityholder. We will not receive any proceeds from the conversion of the convertible note, but will receive the proceeds of any cash exercise of the warrant.

The distribution of securities offered hereby may be effected in one or more transactions that may take place on the Pink Sheets, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholder.

The prices at which the selling securityholder may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. Our common stock is traded on the OTC Bulletin Board under the symbol “LBMH.” On March 13, 2013, the last reported sales price for our common stock on the OTC Bulletin Board was $0.95 per share.

Recent Developments

This Prospectus Supplement incorporates by reference into this Prospectus the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed on December 20, 2012; the Company’s Quarterly Reports on Form 10-Q filed on May 15, 2012, August 14, 2012; the Company’s Quarterly Report on Form 10-Q/A for the period ended June 30, 2012, filed on September 7, 2012; and the Current Reports on Form 8-K of Liberator Medical Holdings, Inc., filed May 16, 2012, August 15, 2012, October 3, 2012, and December 26, 2012. The information incorporated by reference in this Prospectus Supplement updates and supplements Liberator Medical Holdings, Inc.’s Prospectus dated January 23, 2009, effective on January 27, 2009, supplemented by Post-Effective Amendment No. 2 on Form S-1/A declared effective on August 16, 2010, supplemented by Post-Effective Amendment No. 4 on Form S-1/A declared effective on October 26, 2011, and supplemented by Post-Effective Amendment No. 5 on Form S-1/A declared effective on March 23, 2012.

In reviewing this Prospectus Supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this prospectus is April 11, 2013.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this Prospectus Supplement the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed on December 20, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 15, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 14, 2012;

•	Our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2012, filed on September 7, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, filed on February 12, 2013;

•	Our Current Reports on Form 8-K that we filed with the SEC as follows: Current Report on Form 8-K filed on May 16, 2012; Current Report on Form 8-K filed August 15, 2012; Current Report on Form 8-K filed on October 3, 2012; and Current Report on Form 8-K filed on December 26, 2012; and Current Report on Form 8-K filed on February 14, 2013.

By incorporating by reference our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, we can disclose important information to you by referring you to our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which are considered part of this Prospectus Supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus Supplement will be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or any other subsequently field document that is deemed to be incorporated by reference into this Prospectus Supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

We post on our public website (www.liberatormedical.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of any of these documents may be obtained free of charge through our website or by contacting the Liberator Medical Holdings, Inc., at 2979 SE Gran Park Way, Stuart, Florida 34997, or by calling 1-800-323-0914.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

You should rely only on the information contained in this Prospectus Supplement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.